Exhibit 99.3

SUPPORT AGREEMENT
MEMORANDUM OF AGREEMENT made this 1st day of June, 2005.

A M O N G:

MERGE TECHNOLOGIES INCORPORATED,
a corporation existing under the laws of
the State of Wisconsin (hereinafter referred to as “Merge” ),

OF THE FIRST PART,

—and—

MERGE TECHNOLOGIES HOLDINGS CO.,
an unlimited liability company existing
under the laws of the Province of Nova
Scotia (hereinafter referred to as “Merge Newco” ),

OF THE SECOND PART,

—and—

MERGE CEDARA EXCHANGECO LIMITED,
a company existing under the laws of
the Province of Ontario (hereinafter
referred to as “Matsub” ),

OF THE THIRD PART.

                WHEREAS in connection with a merger agreement (the “Merger Agreement” ) made as of January 17, 2005 among Merge, Matsub and Cedara Software Corp. (“Cedara” ), Matsub is to issue exchangeable shares (the “Exchangeable Shares” ) to certain holders of securities of Cedara pursuant to the plan of arrangement (the “Arrangement” ) contemplated by the Merger Agreement;

AND WHEREAS, pursuant to the Merger Agreement, Merge and Matsub have agreed to execute a support agreement substantially in the form of this Agreement;

NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1          Defined Terms

Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “ Share Provisions “) attaching to the Exchangeable Shares attached as Appendix 1 to the Plan of Arrangement as set out in the Articles of Arrangement of Cedara, unless the context requires otherwise.

1.2          Interpretation Not Affected by Headings

The division of this agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement. Unless otherwise indicated, all references to an “Article” or “section” followed by a number and/or a letter refer to the specified Article or section of this agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3          Number, Gender

Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4          Date for any Action

If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. For the purposes of this agreement, a “ Business Day “ means any day on which commercial banks are open for business in Milwaukee, Wisconsin and Toronto, Ontario, other than a Saturday, a Sunday or a day observed as a holiday in Milwaukee, Wisconsin under the laws of the State of Wisconsin or the federal laws of the United States of America or in Toronto, Ontario under the laws of the Province of Ontario or the federal laws of Canada.

ARTICLE 2
COVENANTS OF MERGE AND MATSUB

2.1          Covenants Regarding Exchangeable Shares

So long as any Exchangeable Shares not owned by Merge or its Affiliates are outstanding, Merge will:

(a) not declare or pay any dividend on the Merge Common Shares unless (i) Matsub shall simultaneously declare or pay, as the case may be, an equivalent dividend (as provided for in the Share Provisions) on the Exchangeable Shares and (ii) Matsub shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such dividend on the Exchangeable Shares;

(b) advise Matsub sufficiently in advance of the declaration by Merge of any dividend on Merge Common Shares and take all such other actions as are reasonably necessary, in co-operation with Matsub, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Merge Common Shares;

(c) ensure that the record date for any dividend declared on Merge Common Shares is not less than 10 Business Days after the declaration date of such dividend;

(d) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Matsub, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by Merge or its Affiliates) upon the liquidation, dissolution or winding-up of Matsub, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Matsub, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Matsub to cause to be delivered Merge Common Shares to the holders of Exchangeable Shares in accordance with the provisions of Article 5, 6 or 7, as the case may be, of the Share Provisions;

(e) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Merge Newco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Merge Newco to cause to be delivered Merge Common Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be; and

(f) not (and will ensure that Merge Newco and its Affiliates do not) exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding up of Matsub (or any other distribution of the assets of Matsub among its shareholders for the purpose of winding-up its affairs) nor take any action or omit to take any action (and will not permit Merge Newco or any of its Affiliates to take any action or omit to take any action) that is designed to result in the liquidation, dissolution or winding-up of Matsub or any other distribution of the assets of Matsub among its shareholders for the purpose of winding up its affairs.

2.2          Segregation of Funds

Merge will cause Matsub to deposit a sufficient amount of funds in a separate account of Matsub and segregate a sufficient amount of such other assets and property as is necessary to enable Matsub to pay dividends when due and to pay or otherwise satisfy its respective obligations under Article 5, 6 or 7 of the Share Provisions, as applicable.

2.3          Reservation of Merge Common Shares

Merge hereby represents, warrants and covenants in favour of Matsub and Merge Newco that Merge has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Merge or its Affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Merge Common Shares (or other shares or securities into which Merge Common Shares may be reclassified or changed as contemplated by section 2.7 hereof) (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit Merge to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which Merge may now or hereafter be required to issue Merge Common Shares, to enable and permit Merge Newco to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit Matsub to meet its respective obligations hereunder and under the Share Provisions.

2.4          Notification of Certain Events

In order to assist Merge to comply with its obligations hereunder and to permit Merge Newco to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, Matsub will notify Merge and Merge Newco of each of the following events at the time set forth below:

(a) in the event of any determination by the Board of Directors of Matsub to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Matsub or to effect any other distribution of the assets of Matsub among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b) promptly, upon the earlier of receipt by Matsub of notice of and Matsub otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Matsub or to effect any other distribution of the assets of Matsub among its shareholders for the purpose of winding up its affairs;

(c) immediately, upon receipt by Matsub of a Retraction Request;

(d) on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions; and

(e) as soon as practicable upon the issuance by Matsub of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares in exchange for outstanding Cedara common shares pursuant to the Arrangement).

2.5          Delivery of Common Shares to Matsub and Merge Newco

In furtherance of its obligations under sections 2.1(d) and (e) hereof, upon notice from Matsub or Merge Newco of any event that requires Matsub or Merge Newco, to cause to be delivered Merge Common Shares to any holder of Exchangeable Shares, Merge shall forthwith issue and deliver or cause to be delivered to Matsub or Merge Newco the requisite number of Merge Common Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as Matsub or Merge Newco shall direct. All such Common Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such Merge Common Share, Matsub or Merge Newco, as the case may be, shall pay a cash purchase price (or shall issue shares of Matsub or Merge Newco having a fair market value) equal to the fair market value of such Merge Common Shares.

2.6          Qualification of Merge Common Shares

If any Merge Common Shares (or other shares or securities into which Merge Common Shares may be reclassified or changed as contemplated by section 2.7 hereof) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfillment of any other United States or Canadian legal requirement before such shares (or such other shares or securities) may be issued by Merge and delivered by Merge at the direction of Merge Newco or Matsub, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian provincial securities law or an “affiliate” of Merge for purposes of United States federal or state securities law), Merge will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such Merge Common Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be. Merge will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Merge Common Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Merge Common Shares (or such other shares or securities) have been listed by Merge and remain listed and are quoted or posted for trading at such time.

2.7          Economic Equivalence

So long as any Exchangeable Shares not owned by Merge or its Affiliates are outstanding:

(a) Merge will not without prior approval of Matsub and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions:

(i) issue or distribute Merge Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Merge Common Shares) to the holders of all or substantially all of the then outstanding Merge Common Shares by way of stock dividend or other distribution, other than an issue of Merge Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Merge Common Shares) to holders of Merge Common Shares who exercise an option to receive dividends in Merge Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Merge Common Shares) in lieu of receiving cash dividends; or

(ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Merge Common Shares entitling them to subscribe for or to purchase Merge Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Merge Common Shares); or

(iii) issue or distribute to the holders of all or substantially all of the then outstanding Merge Common Shares (A) shares or securities of Merge of any class other than Merge Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Merge Common Shares), (B) rights, options or warrants other than those referred to in section 2.7(a)(ii) above, (C) evidences of indebtedness of Merge or (D) assets of Merge, unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Merge in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Merger Agreement.

(b) Merge will not without the prior approval of Matsub and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions:

(i)  subdivide, redivide or change the then outstanding Merge Common Shares into a greater number of Merge Common Shares; or

(ii)  reduce, combine, consolidate or change the then outstanding Merge Common Shares into a lesser number of Merge Common Shares; or

(iii) reclassify or otherwise change Merge Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting Merge Common Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

(c) Merge will ensure that the record date for any event referred to in section 2.7(a) or 2.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by Merge (with contemporaneous notification thereof by Merge to Matsub).

(d) The Board of Directors of Matsub shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in section 2.7(a) or 2.7(b) above and each such determination shall be conclusive and binding on Merge. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of Matsub to be relevant, be considered by the Board of Directors of Matsub:

(i) in the case of any stock dividend or other distribution payable in Merge Common Shares, the number of such shares issued in proportion to the number of Merge Common Shares previously outstanding;

(ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Merge Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Merge Common Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price;

(iii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Merge of any class other than Merge Common Shares, any rights, options or warrants other than those referred to in section 2.7 (d) (ii) above, any evidences of indebtedness of Merge or any assets of Merge), the relationship between the fair market value (as determined by the Board of Directors of Matsub in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Merge Common Share and the Current Market Price;

(iv) in the case of any subdivision, redivision or change of the then outstanding Merge Common Shares into a greater number of Merge Common Shares or the reduction, combination, consolidation or change of the then outstanding Merge Common Shares into a lesser number of Merge Common Shares or any amalgamation, merger, reorganization or other transaction affecting Merge Common Shares, the effect thereof upon the then outstanding Merge Common Shares; and

(v)  in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Merge Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(e)  Matsub agrees that, to the extent required, upon due notice from Merge, Matsub will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Matsub, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the Merge Common Shares and Exchangeable Shares as provided for in this section 2.7.

2.8          Tender Offers

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Merge Common Shares (an “Offer” ) is proposed by Merge or is proposed to Merge or its shareholders and is recommended by the Board of Directors of Merge, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Merge, and the Exchangeable Shares are not redeemed by Matsub or purchased by Merge Newco pursuant to the Redemption Call Right, Merge will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than Merge and its Affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Merge Common Shares, without discrimination. Without limiting the generality of the foregoing, Merge will use its reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against Matsub (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of Matsub to redeem (or Merge Newco to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of a Merge Control Transaction.

2.9          Ownership of Outstanding Shares

Without the prior approval of Matsub and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions, Merge covenants and agrees in favour of Matsub that, as long as any outstanding Exchangeable Shares are owned by any Person other than Merge or any of its Affiliates, Merge will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Matsub and Merge Newco.

2.10        Merge and Affiliates Not to Vote Exchangeable Shares

Merge covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Merge further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the Act (or any successor or other corporate statute by which Matsub may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11        Rule 10b-18 Purchases

For certainty, nothing contained in this Agreement, including without limitation the obligations of Merge contained in section 2.8 hereof, shall limit the ability of Merge or Matsub to make a “Rule 10b-18 Purchase” of Merge Common Shares pursuant to Rule 10b-18 of the United States Securities Exchange Act of 1934 , as amended.

2.12        Stock Exchange Listing

Merge covenants and agrees in favour of Matsub that, as long as any outstanding Exchangeable Shares are owned by any Person other than Merge or any of its Affiliates, Merge will use its reasonable efforts to maintain a listing for such Exchangeable Shares on The Toronto Stock Exchange.

2.13        Canadian Tax Status

Merge covenants and agrees in favour of Matsub that as long as there are any Exchangeable Shares outstanding (other than Exchangeable Shares held by Merge or any of its affiliates), and if required to cause Exchangeable Shares not to be “foreign property” within the meaning of subsection 206(1) of the Income Tax Act (Canada) (the “ITA” ) (as of the Effective Time and any modifications of such definition which are consistent with the general principle thereof), Merge shall use its reasonable efforts to cause Matsub to maintain a substantial presence in Canada for purposes of subsection 206(1.1) of the ITA (as of the Effective Time and any modifications of such concept which are consistent with the general principle thereof).

2.14        Specified Amount

The specified amount with respect to an Exchangeable Share for purposes of subsection 191(4) of the ITA is $              , which amount is the fair market value of the consideration for which the Exchangeable Share is issued.

ARTICLE 3
MERGE SUCCESSORS

3.1          Certain Requirements in Respect of Combination, etc.

Merge shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or other-wise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

(a)  such other Person or continuing corporation (the “Merge Successor” ) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Merge Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Merge Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Merge under this Agreement; and

(b) such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder.

3.2          Vesting of Powers in Successor

Whenever the conditions of section 3.1 have been duly observed and performed, the parties, if required by section 3.1, shall execute and deliver the supplemental agreement provided for in section 3.1(a) and thereupon the Merge Successor shall possess and from time to time may exercise each and every right and power of Merge under this Agreement in the name of Merge or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Merge or any officers of Merge may be done and performed with like force and effect by the directors or officers of such Merge Successor.

3.3          Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Merge with or into Merge or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Merge provided that all of the assets of such subsidiary are transferred to Merge or another wholly-owned direct or indirect subsidiary of Merge and any such transactions are expressly permitted by this Article 3.

ARTICLE 4
GENERAL

4.1          Term

This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than Merge and any of its Affiliates.

4.2          Changes in Capital of Merge and Matsub

At all times after the occurrence of any event contemplated pursuant to sections 2.7 and 2.8 hereof or otherwise, as a result of which either Merge Common Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis , to all new securities into which Merge Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3          Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

4.4          Amendments, Modifications

This Agreement may not be amended or modified except by an agreement in writing executed by Matsub, Merge Newco and Merge and approved by the holders of the Exchangeable Shares in accordance with section 10.2 of the Share Provisions.

4.5          Ministerial Amendments

Notwithstanding the provisions of section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a)  adding to the covenants of any or all parties provided that the Board of Directors of each of Matsub, Merge Newco and Merge shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Matsub, Merge Newco and Merge, it may be expedient to make, provided that each such Board of Directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c) making such changes or corrections which, on the advice of counsel to Matsub, Merge Newco and Merge, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Boards of Directors of each of Matsub, Merge Newco and Merge shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

4.6          Meeting to Consider Amendments

Matsub, at the request of Merge, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 4.4 hereof. Any such meeting or meetings shall be called and held in accordance with the bylaws of Matsub, the Share Provisions and all applicable laws.

4.7          Amendments Only in Writing

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.8          Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

4.9          Notices to Parties

All notices and other communications between the parties to this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):

Merge Technologies Incorporated
1126 S. 70th Street
Suite S-107B
Milwaukee, Wisconsin 53214

Attention:	Chief Executive Officer
Telephone No.:	(414) 977-4000
Facsimile No.:	(414) 977-4202

with a copy to:

Michael Best & Friedrich LLP 100 East Wisconsin Avenue Suite 3300 Milwaukee, WI 53202-4108

Attention:	Geoffrey Morgan
Telephone No.:	(414) 271-6560
Facsimile No.:	(414) 277-0656

Blake, Cassels & Graydon LLP Box 25, Commerce Court West 199 Bay Street, 28th Floor Toronto, Ontario M5L 1A9

Attention:	Frank Guarascio
Telephone No.:	(416) 863-3296
Facsimile No:	(416) 863-2653

                Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

4.10        Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.11        Jurisdiction

This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

4.12        Attornment

Each of the parties hereto agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and Merge hereby appoints Matsub at its registered office in the Province of Ontario as attorney for service of process.

IN WITNESS WHEREOF , the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MERGE TECHNOLOGIES INCORPORATED

By:	/s/ Richard A. Linden
Name: Richard A. Linden Title:

MERGE TECHNOLOGIES HOLDINGS CO.

By:	/s/ Scott T. Veech
Name: Scott T. Veech Title:

MERGE CEDARA EXCHANGECO LIMITED

By:	/s/ Scott T. Veech
Name: Scott T. Veech Title: